EXHIBIT 4.1

AMENDMENT NO. 5 TO
SECOND AMENDED AND RESTATED
PREFERRED SHARE RIGHTS AGREEMENT

This Amendment No. 5 (this “Amendment”) to Second Amended and Restated Preferred Shares Rights Agreement (the “Rights Agreement”) is made effective as of January 29, 2007. This Amendment is an amendment to the Rights Agreement dated August 21, 2000 between Cyberonics, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (formerly Equiserve Trust Company, N.A. and referred to herein as the “Rights Agent”).

RECITALS

WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent wish to amend the Rights Agreement as set forth herein;

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Amendments. From and after the effective date of this Amendment, the Rights Agreement shall be amended as follows:

The definition of “Final Expiration Date” in Section 1 of the Rights Agreement shall be amended and restated to read in its entirety as follows:

“Final Expiration Date” shall mean January 29, 2010.

Section 2. Remainder of Agreement Not Affected. Except as set forth in Section 1 hereof, the terms and provisions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

Section 3. Authority. Each party represents that such party has full power and authority to enter into this Amendment, and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

Section 4. Definitions, References.

(a) Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement shall have the meaning assigned to such term in the Rights Agreement.

(b) On and after the effective date of this Amendment (i) all references in the Rights Agreement, including Exhibits B and C to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment, and all prior amendments, and (ii) all references to “hereof,” “hereunder,” “herein,” “hereby” and other similar references contained in the Rights Agreement as well as each reference to “this Agreement” and each other similar reference contained in the Rights Agreement shall refer to the Rights Agreement, as amended.

Section 5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

CYBERONICS, INC.

By: /s/ David S. Wise
Vice President & General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By: /s/ Dennis Moccia
Managing Director